EXHIBIT 99.1
News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Wash. 98033

Contacts:
Media: Susan Johnston (425) 576-3617
Investors: Amit Mehta (425) 576-3692

Nextel Partners Strengthens Board of Directors with Addition of Respected
Puget Sound Law Professional

KIRKLAND, Wash. — January 4, 2005 — Nextel Partners, Inc. (NASDAQ: NXTP), the exclusive provider of Nextel digital wireless communications services in the mid-sized and rural markets it serves, today announced the addition of Art Harrigan to its board of directors.

Harrigan is a partner at Danielson Harrigan Leyh & Tollefson LLP, a Seattle-based law firm that specializes in commercial litigation. He helped form the firm in 1986. Prior to forming Danielson Harrigan Leyh & Tollefson LLP, Harrigan was a partner at Lane, Powell, Moss & Miller. He joined the firm in 1971 and became a partner in 1975. While at Lane, Powell, Moss & Miller, he served as head of an eight-lawyer Commercial Litigation Department. In 1975, Harrigan served as senior counsel to the Senate Select Committee on Intelligence Activities and headed its investigation of IRS intelligence operations.

Harrigan was formerly a member of Eagle River Investments, L.L.C., and is a Fellow of the America College of Trial Lawyers. He is a graduate of Harvard College and holds a law degree from Columbia University.

“Art brings a wealth of experience and an understanding of core issues that are important to Nextel Partners as we continue to grow,” said John Chapple, chairman, chief executive officer and president of Nextel Partners. “His leadership experience will go a long way towards maintaining our role as an industry leader.”

About Nextel Partners
Nextel Partners, Inc., (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 53 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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